Exhibit 99.1

FOR IMMEDIATE RELEASE
Comscore Reports Third Quarter 2021 Results
Revenue of $92.5 Million, Up 5 Percent Year-Over-Year
Activation Revenue Up 38 Percent Year-Over-Year
Net Income of $2.0 Million Compared to Net Loss of $11.1 Million in the Year-Ago Quarter
Adjusted EBITDA of $11.3 Million and 12 Percent Margin
RESTON, Va., November 8, 2021 – Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting, and evaluating media across platforms, today reported financial results for the quarter ended September 30, 2021.
Third Quarter 2021 Financial Highlights
•Revenue for the third quarter up 5% to $92.5 million compared to $88.0 million in the year-ago quarter
•Net income of $2.0 million compared to a net loss of $11.1 million in the year-ago quarter
•Adjusted EBITDA of $11.3 million compared to $7.3 million in the year-ago quarter
•Reaffirmed full-year 2021 guidance of revenue increase between 3% and 5% over 2020 and adjusted EBITDA margin of 6% to 8%
Recent Key Renewals, Partnerships and New Business Developments
•MRC audit for Local and National Television measurement is officially underway
•Local TV – Exclusive agreement with Univision as local TV currency in several markets
•Spectrum Reach to move to Comscore as their preferred television currency in all 89 markets by year-end
•Comscore Consumer Intelligence (CCI), a powerful local market audience segmentation and sales tool, is now available in all 210 local TV markets
•Syndicated Digital – New agreements with Talroo and The Publisher Desk and improved renewal rates with small digital publishers
•Agency – New exclusive agreements with Cornerstone Media Group and Imaginuity
•Comscore Campaign Ratings (CCR) is the first and only ad measurement service to integrate Google's YouTube and YouTube TV inventory in cross-platform measurement including CTV, significantly enhancing our service to advertisers
•Predictive Audiences expands with the inclusion of L2 political segments to help advertisers with cookie-free audience targeting ahead of the 2022 political season
•Out-of-Home – New agreement with Trooh for digital out-of-home measurement and new Activation partnership with Vistar Media to better enable advertisers to reach out-of-home audiences
•Movies – Expansion of Sony relationship
•Comscore's continued commitment to security and privacy illustrated by obtaining ISO certifications for Information Security and Privacy Information Management Systems (ISO 27001 and ISO 27701)
"This was a strong quarter for Comscore as we reported our highest revenue number in seven quarters and our highest revenue growth rates in eleven quarters. We also reported adjusted EBITDA at a level we haven't seen in many years. There are significant changes taking place in media measurement and Comscore is front and center. We are listening to our customers and making the investments necessary to provide the next generation of measurement tools while continuing to deliver stable and reliable reporting of today's viewing audiences. There is a tremendous opportunity for Comscore as it positions itself as the new currency, which we expect will continue to drive revenue growth in the fourth quarter of 2021 and into 2022," said Bill Livek, CEO and Executive Vice Chairman of Comscore.
Third Quarter Summary Results
Revenue in the third quarter of 2021 was $92.5 million, up 5% from $88.0 million in the year-ago quarter, with growth from increases in TV, custom solutions, Lift and Survey, and Activation offset by lower syndicated digital revenue.

Ratings and Planning revenue was $62.1 million in the third quarter of 2021, down 1% from $62.7 million in the year-ago quarter. The decrease was the result of lower syndicated digital and cross-platform audience products offset by higher TV revenue. TV continued to experience higher revenue compared to the prior year from new partnerships and increased agency use. Syndicated digital revenue was lower compared to the prior year, primarily due to our smaller customers who continue to be impacted by ongoing industry changes in ad buying and consolidations, but has stabilized (flat sequentially) when compared to the prior quarter.
Analytics and Optimization revenue was $22.5 million in the third quarter of 2021, up 29% from $17.4 million in the year-ago quarter. The increase was related to higher revenue across all product offerings, including Activation, custom solutions, Lift and Survey. Activation experienced a 38% increase from the year-ago quarter and 7% sequential growth as we continued to bring new solutions to market.
Movies Reporting and Analytics revenue was $7.9 million in the third quarter of 2021, up 1% from $7.8 million in the year-ago quarter, and up 5% sequentially. As theaters have now reopened in most markets worldwide, we believe revenue from the movies business should continue to experience sequential quarterly increases as consumers return to theaters.
Expenses from cost of revenues, sales and marketing, research and development, and general and administrative were $90.3 million, up 6% from $85.2 million in the year-ago quarter. The increase relates primarily to higher data costs associated with our new commercial agreements and higher professional fees. These increases were offset by lower panel costs.
Net income for the third quarter of 2021 was $2.0 million compared to a net loss of $11.1 million reported in the year-ago quarter. After accounting for dividends on our convertible preferred stock, loss per share attributable to common shares was $(0.02), compared to a loss per share attributable to common shares of $(0.16) in the year-ago quarter.
For the third quarter of 2021, non-GAAP adjusted EBITDA was $11.3 million, compared to $7.3 million in the year-ago quarter, resulting in adjusted EBITDA margins of 12% and 8%, respectively. The increase in the third quarter of 2021 compared to the year-ago quarter relates primarily to higher revenue and favorable foreign exchange rates. These increases were partially offset by higher data costs and professional fees. Adjusted EBITDA and adjusted EBITDA margin exclude stock-based compensation expense, impairment charges, change in fair value of financing derivatives and warrants liability, debt extinguishment costs, amortization of cloud-computing implementation costs, and other items as presented in the accompanying tables.
Balance Sheet and Liquidity
As of September 30, 2021, cash, cash equivalents and restricted cash totaled $16.7 million, including $0.8 million in restricted cash. Total debt principal as of September 30, 2021, including $16.0 million in outstanding borrowings under our senior secured revolving credit agreement, was $21.0 million.
2021 Outlook
Based on current trends and expectations, we are reaffirming the revenue and adjusted EBITDA guidance provided in the previous quarter. We continue to believe our full-year 2021 revenue growth will be on the lower end of the 3% to 5% range over 2020, and we are targeting an adjusted EBITDA margin of 6% to 8%.
We do not provide GAAP net income (loss) on a forward-looking basis because we are unable to predict with reasonable certainty our future stock-based compensation expense, fair value adjustments for financing derivatives and warrants, variable interest expense, litigation and restructuring expense, and any unusual gains or losses without unreasonable effort. These items are uncertain, depend on various factors, and could be material to results computed in accordance with GAAP. For this reason, we are unable without unreasonable effort to provide a reconciliation of adjusted EBITDA or adjusted EBITDA margin to the most directly comparable GAAP measure, GAAP net income (loss), on a forward-looking basis.
Conference Call Information for Today, Monday, November 8 at 5:00 p.m. ET
Management will provide commentary on the company's results in a conference call on Monday, November 8, at 5:00 p.m. ET. To access this call, dial +1 844-229-7593 (U.S. and Canada) or +1 314-888-4258 (international) and reference Conference ID # 6067738. Participants are advised to dial in at least 10 minutes prior to the call to register. Additionally, a live webcast of the conference call will be available on the Investor Relations section of the company's website at ir.comscore.com/events-presentations.

Following the conference call, a replay will be available by dialing +1 855-859-2056 (U.S. and Canada) or +1 404-537-3406 (international) with Conference ID #6067738. The replay will also be available via webcast at ir.comscore.com/events-presentations.
About Comscore
Comscore is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, our expectations, forecasts, plans and opinions regarding expected revenue growth and adjusted EBITDA margin for future periods, the impact of new customer contracts and partnerships on our business and revenue prospects, the continued impact of the Covid-19 pandemic on our business, evolving industry trends, Comscore's currency opportunities, stabilization of syndicated digital revenue, and product development and innovation. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, changes in our business and customer, partner and vendor relationships; external market conditions and competition; evolving privacy and regulatory standards; the continuing impact of the Covid-19 pandemic and related government mandates; and our ability to achieve our expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that we make from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. We do not intend or undertake, and expressly disclaim, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we are disclosing herein adjusted EBITDA, adjusted EBITDA margin and non-GAAP net income (loss), which are non-GAAP financial measures used by our management to understand and evaluate our core operating performance and trends. We believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, as they permit our investors to view our core business performance using the same metrics that management uses to evaluate our performance. Nevertheless, our use of these non-GAAP financial measures has limitations as an analytical tool, and investors should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Instead, you should consider these measures alongside GAAP-based financial performance measures, net income (loss), various cash flow metrics, and our other GAAP financial results. Set forth below are reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure, net income (loss). These reconciliations should be carefully evaluated.
Press
Neil Ripley
Comscore, Inc.
646-746-0579
press@comscore.com

Investors
John Tinker
Comscore, Inc.
212-203-2129
jtinker@comscore.com

COMSCORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)

	As of	As of
	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,940	$31,126
Restricted cash	794	19,615
Accounts receivable, net of allowances of $1,215 and $2,757, respectively	81,461	69,379
Prepaid expenses and other current assets	13,662	16,910
Total current assets	111,857	137,030
Property and equipment, net	31,349	30,973
Operating right-of-use assets	30,175	28,959
Goodwill	417,104	418,327
Intangible assets, net	33,473	52,340
Deferred tax assets	2,790	2,741
Other non-current assets	9,888	7,600
Total assets	$636,636	$677,970
Liabilities, Convertible Redeemable Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$42,424	$36,640
Accrued expenses	40,078	48,380
Contract liability	51,116	58,529
Customer advances	8,949	12,477
Warrants liability	13,769	2,831
Current operating lease liabilities	7,327	7,024
Secured term note	—	12,644
Other current liabilities	6,504	5,750
Total current liabilities	170,167	184,275
Non-current operating lease liabilities	37,515	36,127
Non-current contract liabilities	2,497	4,156
Deferred tax liabilities	1,515	627
Senior secured convertible notes	—	192,895
Financing derivatives	—	11,300
Revolving line of credit	16,000	—
Other non-current liabilities	23,726	19,600
Total liabilities	251,420	448,980
Commitments and contingencies
Convertible redeemable preferred stock, $0.001 par value; 82,527,609 and zero shares authorized, issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $207,953 as of September 30, 2021	187,885	—
Stockholders' equity:
Preferred stock, $0.001 par value; 7,472,391 and 5,000,000 shares authorized as of September 30, 2021 and December 31, 2020, respectively; no shares issued or outstanding as of September 30, 2021 or December 31, 2020	—	—
Common stock, $0.001 par value; 275,000,000 and 150,000,000 shares authorized as of September 30, 2021 and December 31, 2020, respectively; 88,964,022 shares issued and 82,199,226 shares outstanding as of September 30, 2021, and 79,703,342 shares issued and 72,938,546 shares outstanding as of December 31, 2020	82	73
Additional paid-in capital	1,655,288	1,621,986
Accumulated other comprehensive loss	(10,367)	(7,030)
Accumulated deficit	(1,217,688)	(1,156,055)
Treasury stock, at cost, 6,764,796 shares as of September 30, 2021 and December 31, 2020	(229,984)	(229,984)
Total stockholders' equity	197,331	228,990
Total liabilities, convertible redeemable preferred stock and stockholders' equity	$636,636	$677,970

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$92,487	$87,952	$270,476	$266,046

Cost of revenues (1) (2)	49,179	46,466	153,267	137,213
Selling and marketing (1) (2)	15,212	17,131	49,569	52,351
Research and development (1) (2)	9,051	9,501	29,536	29,402
General and administrative (1) (2)	16,895	12,136	45,609	41,420
Amortization of intangible assets	6,172	6,750	18,866	20,514
Impairment of right-of-use and long-lived assets	—	—	—	4,671
Total expenses from operations	96,509	91,984	296,847	285,571
Loss from operations	(4,022)	(4,032)	(26,371)	(19,525)
Other income (expense), net	5,713	4,191	(9,069)	12,862
Gain (loss) from foreign currency transactions	1,180	(2,012)	1,884	(2,152)
Interest expense, net	(169)	(9,027)	(7,569)	(26,729)
Loss on extinguishment of debt	—	—	(9,629)	—
Income (loss) before income taxes	2,702	(10,880)	(50,754)	(35,544)
Income tax (provision) benefit	(722)	(241)	(2,166)	838
Net income (loss)	$1,980	$(11,121)	(52,920)	$(34,706)
Net loss available to common stockholders
Net income (loss)	$1,980	$(11,121)	(52,920)	$(34,706)
Convertible redeemable preferred stock dividends	(3,910)	—	(8,713)	—
Total net loss available to common stockholders	$(1,930)	$(11,121)	(61,633)	$(34,706)
Net loss per common share:
Basic and diluted	$(0.02)	$(0.16)	(0.77)	$(0.49)
Weighted-average number of shares used in per share calculation - Common Stock:
Basic and diluted	82,185,009	71,222,122	79,951,857	70,638,292
Comprehensive income (loss):
Net income (loss)	$1,980	$(11,121)	(52,920)	$(34,706)
Other comprehensive (loss) income:
Foreign currency cumulative translation adjustment	(1,917)	2,750	(3,337)	1,441
Total comprehensive income (loss)	$63	$(8,371)	$(56,257)	$(33,265)

(1) Stock-based compensation expense is included in the line items above as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenues	$231	$503	$1,554	$1,199
Selling and marketing	208	625	1,679	1,954
Research and development	170	386	1,162	817
General and administrative	2,425	1,010	6,761	3,558
Total stock-based compensation expense	$3,034	$2,524	$11,156	$7,528

(2) Excludes amortization of intangible assets, which is presented separately in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net loss	$(52,920)	$(34,706)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants liability	10,938	(5,765)
Amortization of intangible assets	18,866	20,514
Loss on extinguishment of debt	9,629	—
Stock-based compensation expense	11,156	7,528
Depreciation	11,873	10,317
Non-cash interest expense on senior secured convertible notes	4,692	3,060
Non-cash operating lease expense	3,952	4,195
Accretion of debt discount	1,620	5,550
Deferred tax provision	652	254
Amortization expense of finance leases	1,485	1,209
Amortization of deferred financing costs	346	1,140
Bad debt (benefit) expense	(218)	1,664
Change in fair value of financing derivatives	(1,800)	(6,887)
Impairment of right-of-use and long-lived assets	—	4,671
Other	712	—
Changes in operating assets and liabilities:
Accounts receivable	(12,661)	10,675
Prepaid expenses and other assets	283	(2,918)
Accounts payable, accrued expenses and other liabilities	6,632	(12,380)
Contract liabilities and customer advances	(12,563)	(5,180)
Operating lease liabilities	(3,795)	(4,784)
Net cash used in operating activities	(1,121)	(1,843)

Investing activities:
Capitalized internal-use software costs	(10,925)	(11,428)
Purchases of property and equipment	(744)	(200)
Net cash used in investing activities	(11,669)	(11,628)

Financing activities:
Principal payment and extinguishment costs on senior secured convertible notes	(204,014)	—
Principal payment and extinguishment costs on secured term note	(14,031)	—
Proceeds from the exercise of stock options	—	142
Payments for dividends on convertible redeemable preferred stock	(4,760)	—
Principal payments on finance leases	(1,475)	(1,284)
Principal payments on software license arrangements	(277)	(258)
Revolving line of credit issuance costs	(108)	—
Payments for taxes related to net share settlement of equity awards	(44)	(76)
Proceeds from borrowing on revolving line of credit	16,000	—
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	188,183	—
Net cash used in financing activities	(20,526)	(1,476)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(691)	8
Net decrease in cash, cash equivalents and restricted cash	(34,007)	(14,939)
Cash, cash equivalents and restricted cash at beginning of period	50,741	66,773
Cash, cash equivalents and restricted cash at end of period	$16,734	$51,834

	As of September 30,
	2021	2020
Cash and cash equivalents	$15,940	$32,221
Restricted cash	794	19,613
Total cash, cash equivalents and restricted cash	$16,734	$51,834

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of GAAP net income (loss) to non-GAAP adjusted EBITDA and adjusted EBITDA margin for each of the periods identified:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)
GAAP net income (loss)	1,980	(11,121)	(52,920)	(34,706)

Amortization of intangible assets	6,172	6,750	18,866	20,514
Depreciation	3,882	3,529	11,873	10,317
Amortization expense of finance leases	543	425	1,484	1,209
Income tax provision (benefit)	722	241	2,166	(838)
Interest expense, net	169	9,027	7,569	26,729
EBITDA	13,468	8,851	(10,962)	23,225

Adjustments:
Stock-based compensation expense	3,034	2,524	11,156	7,528
Amortization of cloud-computing implementation costs	342	—	342	—
Loss on extinguishment of debt	—	—	9,629	—
Impairment of right-of-use and long-lived assets	—	—	—	4,671
Other (income) expense, net(1)	(5,582)	(4,072)	9,288	(12,506)
Non-GAAP adjusted EBITDA	$11,262	$7,303	$19,453	$22,918
Non-GAAP adjusted EBITDA margin(2)	12.2%	8.3%	7.2%	8.6%
(1) Adjustments to other (income) expense, net reflect non-cash changes in the fair value of financing derivatives, interest make-whole derivative and warrants liability included in other income (expense), net on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).
(2) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue reported on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the applicable period.
The following table presents a reconciliation of GAAP net income (loss) to non-GAAP net income (loss) for each of the periods identified:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)
GAAP net income (loss)	$1,980	$(11,121)	$(52,920)	$(34,706)

Adjustments:
Amortization of intangible assets	6,172	6,750	18,866	20,514
Stock-based compensation expense	3,034	2,524	11,156	7,528
Loss on extinguishment of debt	—	—	9,629	—
Impairment of right-of-use and long-lived assets	—	—	—	4,671
Other (income) expense, net (1)	(5,582)	(4,072)	9,288	(12,506)
Non-GAAP net income (loss)	$5,604	$(5,919)	$(3,981)	$(14,499)
(1) Adjustments to other (income) expense, net reflect non-cash changes in the fair value of financing derivatives, interest make-whole derivative and warrants liability included in other income (expense), net on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).
We do not provide GAAP net income (loss) on a forward-looking basis because we are unable to predict with reasonable certainty our future stock-based compensation expense, fair value adjustments, variable interest expense, litigation and restructuring expense and any unusual gains or losses without unreasonable effort. These items are uncertain, depend on various factors, and could be material to results computed in accordance with GAAP. For this reason, we are unable without unreasonable effort to provide a reconciliation of adjusted EBITDA or non-GAAP net income (loss) to the most directly comparable GAAP measure, GAAP net income (loss), on a forward-looking basis.

Revenues
Revenues from our three offerings of products and services are as follows:

	Three Months Ended September 30,
(In thousands)	2021 (Unaudited)	% of Revenue	2020 (Unaudited)	% of Revenue	$ Variance	% Variance
Ratings and Planning	$62,127	67.2%	$62,718	71.3%	$(591)	(0.9)%
Analytics and Optimization	22,485	24.3%	17,432	19.8%	5,053	29.0%
Movies Reporting and Analytics	7,875	8.5%	7,802	8.9%	73	0.9%
Total revenues	$92,487	100.0%	$87,952	100.0%	$4,535	5.2%

	Nine Months Ended September 30,
(In thousands)	2021 (Unaudited)	% of Revenue	2020 (Unaudited)	% of Revenue	$ Variance	% Variance
Ratings and Planning	$190,351	70.4%	$190,018	71.5%	$333	0.2%
Analytics and Optimization	57,950	21.4%	49,827	18.7%	8,123	16.3%
Movies Reporting and Analytics	22,175	8.2%	26,201	9.8%	(4,026)	(15.4)%
Total revenues	$270,476	100.0%	$266,046	100.0%	$4,430	1.7%